Exhibit 13.1

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© 2019 Jamestown. All rights reserved.

IMPORTANT MESSAGE: This site is operated by Jamestown, LP ("Jamestown"). Jamestown intends to sponsor a public offering pursuant to Regulation A under the Securities Act of 1933, as amended. No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. A person's indication of interest involves no obligation or commitment of any kind. Copies of the preliminary offering statement for the Regulation A offering may be obtained by visiting SEC.

Jamestown is not a registered broker-dealer. Jamestown does not give investment advice, endorsement, analysis or recommendations with respect to any securities. All securities posted here are being offered by, and all information included on this site is the responsibility of, the applicable issuer of such securities. Jamestown has not taken steps to verify the adequacy, accuracy, or completeness of such information. Neither Jamestown nor any of its officers, directors, agents and employees makes any warranty, express or implied, of any kind related to the adequacy, accuracy or completeness of any such information on this site or the use of such information on this site. This website is only suitable, intended and available for residents of the US who are familiar with and willing to accept the risks associated with private investments and able to bear the loss of their entire investment. The offering on this site is conducted by North Capital Private Securities Corporation, Member FINRA/SIPC located at 623 East Ft. Union Blvd, Suite 101, Salt Lake City, UT 84047. NCPS does not make investment recommendations and no communication, through this website or in any other medium should be construed as a recommendation for any security offered on or off this investment platform. You can review the brokercheck for NCPS here. By accessing this site and any pages thereof, you agree to be bound by the Terms of Use and Privacy Policy.

All prospective investors must certify that they meet the suitability standards and must acknowledge that they have received and read all investment materials. The securities offering posted on the website are speculative. There is a potential for loss of part or ALL of investment capital. Neither the SEC nor any federal or state securities commission or regulatory authority has recommended or approved any investment or reviewed the accuracy or completeness of any of the information or materials posted on this website. Prior results are not indicative of future performance and any "forward looking statements" or returns shown on the website are illustrative examples only and actual results may vary materially. All investors must make their own determination of whether or not to make any investment, based on their own independent evaluation of the investment and their risk tolerance. You can learn more about investing in private placements from the SEC or FINRA.

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The information contained herein neither constitutes an offer for nor a solicitation of interest in any securities offering; however, if an indication of interest is provided, it may be withdrawn or revoked, without obligation or commitment of any kind prior to being accepted following the qualification of effectiveness of the applicable offering document, and any offer, solicitation or sale of any securities will be made only by means of an offering circular, private placement memorandum, or prospectus. No money or other consideration is hereby being solicited, and will not be accepted without such potential investor having been provided the applicable offering document. Subscribing to this newsletter neither constitutes an indication of interest in any offering nor involves any obligation or commitment of any kind.

Privacy Policy and Disclaimers (http://jamestownlp.com/privacy-policy-and-disclaimers/)

© 2018 Jamestown. All rights reserved.